Exhibit 17(d)

CONSENT TO BEING NAMED AS A DIRECTOR IN A REGISTRATION STATEMENT

Each of the undersigned persons consents to being named as a prospective director of Great Elm Capital Corp., a Maryland corporation (the Registrant), in the Registration Statement, as amended from time to time, on Form N-14 of the Registrant pertaining to the offer and sale of shares of the Registrant’s common stock in connection with the Agreement and Plan of Merger, dated as of June 23, 2016, by and between the Registrant and Full Circle Capital Corporation, a Maryland corporation, to be filed by filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

/s/ Mark C. Biderman	July 25, 2016
Mark C. Biderman	Date

/s/ Eugene I. Davis	July 25, 2016
Eugene I. Davis	Date

/s/ Mark Kuperschmid	July 25, 2016
Mark Kuperschmid	Date

/s/ John E. Stuart	July 25, 2016
John E. Stuart	Date